SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.     )

Filed by the registrant ☑
Filed by a party other than the registrant ☐

Check the appropriate box:
☐ Preliminary proxy statement.
☐ Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2).
☑ Definitive proxy statement.
☐ Definitive additional materials.
☐ Soliciting material pursuant to Rule 14a-12.

FRONTIER OIL CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other Than the Registrant)

Payment of filing fee (Check the appropriate box):
☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined.)

(4) Proposed maximum aggregate value of transaction:

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☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

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March 18, 2008

To Our Shareholders:

On behalf of the Board of Directors, I cordially invite all shareholders to attend the Annual Meeting of Frontier Oil Corporation to be held on Tuesday, April 22, 2008 at 9:00 a.m. (Houston time) in the offices of Andrews Kurth LLP located at 600 Travis, Suite 4200, Houston, Texas. Proxy materials, which include a Notice of the Meeting, Proxy Statement and proxy card, are enclosed with this letter. The Company’s 2007 Annual Report to shareholders, which is not a part of the proxy materials, is also enclosed and provides additional information regarding the financial results of the Company in 2007.

Even if you plan to attend the meeting, you are requested to sign, date and return the proxy card in the enclosed envelope. If you attend the meeting after having returned the enclosed proxy card, you may revoke your proxy, if you wish, and vote in person. If you would like to attend and your shares are not registered in your own name, please ask the broker, trust, bank or other nominee that holds the shares to provide you with evidence of your share ownership.

Thank you for your support.

Sincerely,

James R. Gibbs
Chairman of the Board,
President and Chief Executive Officer

10000 Memorial Drive, Suite 600 Houston, Texas 77024-3411   (713) 688-9600   fax (713) 688-0616

10000 Memorial Drive, Suite 600
Houston, Texas 77024-3411

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 22, 2008

To Our Shareholders:

The 2008 Annual Meeting of Shareholders of Frontier Oil Corporation (the “Company”) will be held in the offices of Andrews Kurth LLP located at 600 Travis, Suite 4200, Houston, Texas at 9:00 a.m. (Houston time) on Tuesday, April 22, 2008, for the following purposes:

1.	To elect seven directors (constituting the entire Board of Directors) to serve until the next Annual Meeting of Shareholders or until their respective successors have been elected or appointed.

2.	To ratify the appointment of Deloitte & Touche LLP, independent certified public accountants, as the Company’s auditors for the year ending December 31, 2008.

3.	To act upon any and all matters incident to the foregoing and to transact such other business as may properly be brought before the meeting or any postponement or adjournment thereof.

The Board of Directors recommends that you vote FOR each of the first two proposals set forth above. The accompanying Proxy Statement contains information relating to each of such proposals. The holders of record of the Company’s common stock at the close of business on March 7, 2008 are entitled to notice of and to vote at the meeting with respect to all proposals. We urge you to sign and date the enclosed proxy and return it promptly by mail in the enclosed envelope, whether or not you plan to attend the meeting in person. No postage is required if mailed in the United States. If you do attend the meeting in person, you may withdraw your proxy and vote personally on all matters brought before the meeting.

By Order of the Board of Directors,

J. Currie Bechtol
Vice President-General Counsel & Secretary

Houston, Texas
March 18, 2008

FRONTIER OIL CORPORATION

10000 Memorial Drive, Suite 600

Houston, Texas 77024-3411

PROXY STATEMENT

SOLICITATION AND REVOCABILITY OF PROXIES

This Proxy Statement is furnished by the Board of Directors of Frontier Oil Corporation (the “Company”) in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders to be held April 22, 2008, and at any postponement or adjournment thereof.  The shares represented by the form of proxy enclosed herewith will be voted in accordance with the specifications noted thereon. If no choice is specified, said shares will be voted in favor of the proposals set forth in the notice attached hereto. The form of proxy also confers discretionary authority with respect to amendments or variations to matters identified in the notice of meeting and any other matters, which may properly come before the meeting. This Proxy Statement and the enclosed proxy form are first being sent to shareholders on or about March 18, 2008.

A shareholder who has given a proxy may revoke it as to any motion on which a vote has not already been taken by signing a proxy bearing a later date or by a written notice delivered to the Secretary of the Company in care of Wells Fargo Bank, N.A., Shareowners Services, 161 N. Concord Exchange, S. St. Paul, MN 55075 (“Wells Fargo”) or at the executive offices of the Company, 10000 Memorial Drive, Suite 600, Houston, Texas 77024-3411, at any time up to the meeting or any postponement or adjournment thereof, or by delivering it to the Chairman of the meeting on such date.

The cost of solicitation of these proxies will be paid by the Company, including reimbursement paid to brokerage firms and other custodians, nominees and fiduciaries for reasonable costs incurred in forwarding the proxy material to and soliciting of proxies from the shareholders of record. In addition to such solicitation and the solicitation made hereby, certain directors, officers and employees of the Company may solicit proxies by fax, telephone and personal interview.

VOTING SECURITIES

All shareholders of record as of the close of business on March 7, 2008 are entitled to notice of and to vote at the meeting.  On March 7, 2008, the Company had 103,260,770 shares of common stock, without par value (“Common Stock”), outstanding excluding Common Stock held by the Company.  The Common Stock is the only class of voting securities of the Company. Shareholders are entitled to one vote, exercisable in person or by proxy, for each share of Common Stock held on the record date.  The presence in person or by proxy of the holders of a majority of the issued and outstanding Common Stock, excluding Common Stock held by the Company, is necessary to constitute a quorum at this meeting. In the absence of a quorum at the meeting, the meeting may be postponed or adjourned from time to time without notice, other than announcement at the meeting, until a quorum shall be formed.

In conformity with Wyoming law and the bylaws of the Company, directors shall be elected by a plurality of the votes cast by shareholders entitled to vote in the election at a meeting at which a quorum is present. Cumulative voting for the election of directors is not permitted.  Abstentions are counted as “shares present” at the meeting for purposes of determining the presence of a quorum while broker non-votes (which result when a broker holding shares for a beneficial owner has not received timely voting instructions on certain matters from such beneficial owner) are not considered “shares present” with respect to any matter. Accordingly, abstentions will have no effect on the outcome of the election of directors but with respect to any other proposal will operate to prevent the approval of such proposal to the same extent as a vote against such proposal.

ANNUAL REPORT

The Company’s 2007 annual report to shareholders, including consolidated financial statements, accompanies this Proxy Statement.  Such annual report does not form any part of the proxy solicitation materials.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of March 7, 2008, the beneficial ownership of the Company’s Common Stock, with respect to each person known by the Company to be the beneficial owner of more than five percent of the Company’s outstanding voting securities, excluding Common Stock held by the Company:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Shares of Common Stock (1)
FMR LLC 82 Devonshire Street Boston, MA 02109	8,967,896 (2)	8.7%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	6,751,115 (3)	6.5%
Barclays Global Investors, NA 45 Fremont Street San Francisco, CA 94105	5,490,709 (4)	5.3%
State Street Bank and Trust Company, as fiduciary One Lincoln Street Boston, MA 02111	5,412,526 (5)	5.2%

(1)	Represents percentage of 103,260,770 outstanding shares of the Company as of March 7, 2008.
(2)
FMR LLC has filed with the U.S. Securities and Exchange Commission (the “Commission”) a Schedule 13G/A dated February 13, 2008.  Based on the filing, Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, MA 02109, a wholly owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 5,285,999 shares of the outstanding Common Stock  as a result of acting as investment adviser to various investment companies (such investment companies collectively, the “Funds”) registered under Section 8 of the Investment Company Act of 1940 (“ICA”).  Edward C. Johnson 3d, as Chairman of FMR LLC, and FMR LLC, through its control of Fidelity and the Funds each has sole power to dispose of 5,285,999 shares owned by the Funds.  Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds’ boards of trustees.  Fidelity carries out the voting of the shares under written guidelines established by the Funds’ boards of trustees.

Members of the family of Edward C. Johnson 3d are the predominant owners, directly or through trust, of Series B shares of FMR LLC, representing 49% of the voting power of FMR LLC.  The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B shares will be voted in accordance with the majority vote of the Series B shares.  Accordingly, through their ownership of voting Common Stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed under ICA to form a controlling group with respect to FMR LLC.

Strategic Advisers, Inc., 82 Devonshire Street, Boston, MA 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, provides investment advisory services to individuals.  As such, FMR LLC’s beneficial ownership includes 1,017 shares of the outstanding Common Stock beneficially owned through Strategic Advisers, Inc.

Pyramis Global Advisors, LLC (“PGALLC”), 53 State Street, Boston, MA 02109, an indirect wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 992,829 shares of the outstanding Common Stock  as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies registered under ICA owning such shares.  Edward C. Johnson 3d and FMR LLC, through its control of PGALLC, each has sole dispositive power over 992,829 shares and sole power to vote or to direct the voting of 992,829 shares of Common Stock owned by the institutional accounts or funds advised by PGALLC.

Pyramis Global Advisors Trust Company (“PGATC”), 53 State Street, Boston, MA 02109, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Exchange Act is the beneficial owner of 2,025,011 shares of the Common Stock as a result of its serving as investment manager of institutional accounts owning such shares.  Edward C. Johnson 3d and FMR LLC, through its control of PGATC, each has sole dispositive power over 2,025,011 shares and sole power to vote or to direct the voting of 1,505,607 shares of Common Stock owned by the institutional accounts managed by PGATC.

Fidelity International Limited (“FIL”), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, and various foreign-based subsidiaries is the beneficial owner of 663,040 shares of the outstanding Common Stock. Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d and FIL, or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 47% of the total votes which may be cast by all holders of FIL voting stock.  FMR LLC and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Exchange Act and that they are not otherwise required to attribute to each other the “beneficial ownership” of securities “beneficially owned” by the other corporation within the meaning of Rule 13d-3 promulgated under the Exchange Act.  Therefore, they are of the view that the shares held by the other corporation need not be aggregated for purposes of Section 13(d).  FIL has sole dispositive power over 663,040 shares owned by the International Funds.  FIL has sole power to vote or direct the voting of 585,140 shares and no power to vote or direct the voting of 77,900 shares of Common Stock held by the International Funds.

(3)
BlackRock, Inc. has filed with the Commission a Schedule 13G/A dated February 8, 2008. Based on the filing, BlackRock has shared voting and dispositive power for all of the 6,751,115 reported shares with BlackRock Advisors LLC, BlackRock Financial Management, Inc., BlackRock Investment Management LLC, BlackRock (Channel Islands) Ltd, BlackRock (Netherlands) B.V., BlackRock Fund Managers Ltd., BlackRock Investment Management UK Ltd and State Street Research & Management Co.

(4)
Barclays Global Investors, NA. and Barclays Global Fund Advisors (“Barclays”) have filed jointly with the Commission a Schedule 13G dated January 10, 2008.  Based on the filing, Barclays has sole voting power with respect to 5,028,822 and sole dispositive power with respect to 5,490,709 of the reported shares of Common Stock.

(5)
State Street Bank and Trust Company (“State Street”) has filed with the Commission a Schedule 13G dated February 12, 2008.  Based on the filing, State Street has sole voting and shared dispositive power for all of the 5,412,526 shares.

COMMON STOCK OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as of March 7, 2008, the amount of Common Stock beneficially owned by: (i) each director of the Company, (ii) the Chief Executive Officer of the Company, the Chief Financial Officer of the Company and the next four most highly compensated executive officers of the Company and (iii) all directors and executive officers as a group:

Name	Amount and Nature of Beneficial Ownership	Percentage of Shares of Common Stock (1)

James R. Gibbs (2)	323,812(3)	*
Douglas Y. Bech (2)	117,279(4)	*
G. Clyde Buck (2)	155,192(5)	*
T. Michael Dossey (2)	47,902(6)	*
James H. Lee (2)	75,023(7)	*
Paul B. Loyd, Jr. (2)	121,088(8)	*
Michael E. Rose (2)	7,968(9)	*
Michael C. Jennings	93,678(10)	*
W. Paul. Eisman	86,623(11)	*
J. Currie Bechtol	58,461(12)	*
Jon D. Galvin	205,378(13)	*
Nancy J. Zupan	125,391(14)	*
Directors and executive officers as a group (14 persons)	1,566,315	1.5%

* Less than 1%

(1)
Represents percentage of outstanding shares plus shares issuable upon exercise of all stock options owned by the individual listed that are currently exercisable or that will become exercisable within 60 days of the date for which beneficial ownership is provided in the table, assuming stock options owned by all other shareholders are not exercised.  As of March 7, 2008, 103,260,770 shares of Common Stock were outstanding and an additional 325,039 option shares were exercisable within 60 days.

(2)	Director.
(3)
Includes 73,988 shares which Mr. Gibbs has the right to acquire under the Company’s Omnibus Incentive Compensation Plan within 60 days of the date for which beneficial ownership is provided in the table.   Mr. Gibbs has sole voting power and sole dispositive power with respect to 117,756 shares and sole voting power for an additional 132,068 shares of restricted stock.

(4)
Includes 15,000 shares which Mr. Bech has the right to acquire under the Company’s Omnibus Incentive Compensation Plan within 60 days of the date for which beneficial ownership is provided in the table.  Mr. Bech has sole voting and sole dispositive power with respect to 102,279 shares.

(5)
Includes 15,000 shares which Mr. Buck has the right to acquire under the Company’s Omnibus Incentive Compensation Plan within 60 days of the date for which beneficial ownership is provided in the table.  Mr. Buck has sole voting and sole dispositive power with respect to 140,192 shares.

(6)
Includes 30,000 shares which Mr. Dossey has the right to acquire under the Company’s Omnibus Incentive Compensation Plan within 60 days of the date for which beneficial ownership is provided in the table.  Mr. Dossey has sole voting and sole dispositive power with respect to 17,902 shares.

(7)
Includes 30,000 shares which Mr. Lee has the right to acquire under the Company’s Omnibus Incentive Compensation Plan within 60 days of the date for which beneficial ownership is provided in the table.  Mr. Lee has sole voting and sole dispositive power with respect to 45,023 shares.

(8)
Includes 15,000 shares which Mr. Loyd has the right to acquire under the Company’s Omnibus Incentive Compensation Plan within 60 days of the date for which beneficial ownership is provided in the table. Mr. Loyd has sole voting and sole dispositive power with respect to 106,088 shares.

(9)	Mr. Rose has sole voting power and sole dispositive power with respect to 7,968 shares.
(10)
Includes 11,098 shares which Mr. Jennings has the right to acquire under the Company’s Omnibus Incentive Compensation Plan within 60 days of the date for which beneficial ownership is provided in the table.  Mr. Jennings has sole voting and sole dispositive power with respect to 34,840 shares and sole voting power for an additional 47,740 shares of restricted stock.

(11)
Includes 24,664 shares which Mr. Eisman has the right to acquire under the Company’s Omnibus Incentive Compensation Plan within 60 days of the date for which beneficial ownership is provided in the table.  Mr. Eisman has sole voting and sole dispositive power with respect to 14,211 shares and sole voting power for an additional 47,748 shares of restricted stock.

(12)
Includes 9,866 shares which Mr. Bechtol has the right to acquire under the Company’s Omnibus Incentive Compensation Plan within 60 days of the date for which beneficial ownership is provided in the table.  Mr. Bechtol has sole voting and sole dispositive power with respect to 28,053 shares and sole voting power for an additional 20,542 shares of restricted stock.

(13)
Includes 4,700 shares which Mr. Galvin has the right to acquire under the Company’s Omnibus Incentive Compensation Plan within 60 days of the date for which beneficial ownership is provided in the table. Mr. Galvin has sole voting and sole dispositive power with respect to 183,472 shares and sole voting power for an additional 17,206 shares of restricted stock.  Mr. Galvin has pledged 145,020 shares as security for a loan of $1,000,000.

(14)
Includes 7,400 shares which Ms. Zupan has the right to acquire under the Company’s Omnibus Incentive Compensation Plan within 60 days of the date for which beneficial ownership is provided in the table.  Ms. Zupan has sole voting and sole dispositive power with respect to 96,230 shares and sole voting power for an additional 21,761 shares of restricted stock.

PROPOSAL 1:
ELECTION OF DIRECTORS

The Board of Directors recommends that you vote FOR each of the nominees named below.  A Board of Directors is to be elected, with each director to hold office until the next Annual Meeting of Shareholders or until his successor shall be elected or appointed. The persons whose names are set forth as proxies in the enclosed form of proxy will vote all shares over which they have control “FOR” the election of the Board of Directors’ nominees, unless otherwise directed. Although the Board of Directors of the Company does not contemplate that any of the nominees will be unable to serve, if such a situation should arise prior to the meeting, the appointed proxies will use their discretionary authority pursuant to the proxy and vote in accordance with their best judgment.

Nominees

All of the persons listed below are members of the present Board of Directors and have consented in writing to be named in this Proxy Statement and to serve as a director, if elected.

Mr. James R. Gibbs (63) joined the Company in February 1982 and has been President and Chief Operating Officer since January 1987. He assumed the additional position of Chief Executive Officer in April 1992 and additionally became Chairman of the Board in April 1999.  Mr. Gibbs is a member of the Board of Directors of Smith International, Inc., a public oil field service company; an advisory director of Frost National Bank, Houston; and serves on the Board of Trustees of Southern Methodist University.  Mr. Gibbs was elected a director of the Company in 1985.

Mr. Douglas Y. Bech (62) has been Chairman and Chief Executive Officer of Raintree Resorts International (“Raintree”) since August 1997.  In November 2003, Teton Club LLC, a private resident club in Jackson, Wyoming owned by an affiliate or affiliates of Raintree and a non-affiliated third party, Jackson Hole Ski Corp., filed for protection under Chapter 11 and the Teton Club LLC was successfully reorganized in August 2004.  From 1994 to 1997, Mr. Bech was a partner in the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. of Houston, Texas. Since 1994, he has also been a managing director of Raintree Capital Company, LLC, a merchant banking firm. From 1993 to 1994, Mr. Bech was a partner of Gardere & Wynne, L.L.P. of Houston, Texas.  From 1970 until 1993, Mr. Bech was associated with and a senior partner of Andrews Kurth LLP of Houston, Texas.  Mr. Bech is a member of the Board of Directors of j2 Global Communications, Inc., (NASDAQ: JCOM) an internet document communications company. He was appointed a director of the Company in 1993.

Mr. G. Clyde Buck (70) has been a financial consultant located in Houston, Texas since January 2008.  From 1998 through 2007, Mr. Buck was a Senior Vice President and Managing Director of the investment banking firm Sanders Morris Harris, Inc. (including predecessor firms).  From 1983 to 1998, he was a Managing Director of Dain Rauscher Corporation, also an investment banking firm.  Mr. Buck is also a member of the Board of Directors of Smith International, Inc., a public oilfield service company.  He was appointed a director of the Company in 1999.

Mr. T. Michael Dossey (65) has been a management consultant located in Houston, Texas since April 2000.  From April 2000 through September 2002, Mr. Dossey was a management consultant affiliated with the Adizes Institute of Santa Barbara, California.  Prior to April 2000, Mr. Dossey spent 35 years with Shell Oil Company and its affiliates.  Prior to his retirement from Shell, his last assignment with Shell was General Manager-Mergers and Acquisitions for Equilon Enterprises LLC, an alliance between the domestic downstream operations of Shell and Texaco.  He also had been Vice President and Business Manager for Shell Deer Park Refining Company, which was a joint venture operation with Pemex.  Previously, he spent several years in Saudi Arabia where he was General Operations Manager for Saudi Petrochemical Company, a joint venture between Shell and the Saudi Arabian government. Earlier in his career, Mr. Dossey’s positions included various business and operational positions in Shell’s refining and petrochemical operations domestically and in Europe.  He was appointed a director of the Company in 2000.

Mr. James H. Lee (59) is Managing General Partner and principal owner of Lee, Hite & Wisda Ltd., an oil and gas consulting and exploration firm, which he founded in 1984. From 1981 to 1984, Mr. Lee was a Principal with the oil and gas advisory firm of Schroder Energy Associates.  He had prior experience in investment management, corporate finance and mergers and acquisitions at Cooper Industries Inc., a manufacturer of consumer and industrial products, and at White, Weld & Co. Incorporated, an investment bank and brokerage firm.  Mr. Lee is a member of the Board of Directors of Forest Oil Corporation, an oil and gas exploration and production company.  He was appointed a director of the Company in 2000.

Mr. Paul B. Loyd, Jr. (61) has been since 2002 an Executive-In-Residence for J.P. Morgan Capital Partners, Chairman of Penloyd Holdings LLC, a private company engaged in investment activities, and an independent private investor.  He served as Chairman of the Board and Chief Executive Officer of R&B Falcon Corporation, the world’s largest offshore drilling company, from December 1997 until its merger in January 2001 with Transocean Sedco Forex.  From April 1991 until December 1997, Mr. Loyd was Chairman of the Board and Chief Executive Officer of Reading & Bates Corporation, and prior to that time he had served as Assistant to the president of Atwood Oceanics International, President of Griffin-Alexander Company, and Chief Executive Officer of Chiles-Alexander International, Inc., all of which are companies in the offshore drilling industry.  He has served as consultant to the Government of Saudi Arabia, and was a founder and principal of Loyd & Associates, Inc., an investment company focusing on the energy industry.  Mr. Loyd is a member of the Board of Directors of Carrizo Oil & Gas, Inc., a public company engaged in oil and gas exploration and production, and F&M Bancorp, a commercial bank holding company that is in the banking business, and he serves on the Board of Trustees of Southern Methodist University and the Executive Board of the Cox School of Business.  He was appointed a director of the Company in 1994.

Mr. Michael E. Rose (61) has been involved in private investments since retiring from Anadarko Petroleum Corporation, one of the nation’s largest independent oil and gas companies (“Anadarko”), in January 2004.  Mr. Rose had been with Anadarko for 24 years prior to his retirement, and from August 2000 until January 2004 he served as Executive Vice President Finance & Chief Financial Officer of Anadarko.  He also served as Senior Vice President Finance & Chief Financial Officer from January 1993 until August 2000 and prior to that time was Vice President Finance & Chief Financial Officer from January 1987 until January 1993.  From May 1981 until January 1987 he was Vice President & Controller of Anadarko. From 1971 until joining Anadarko as their Chief Accountant in 1978, he held a variety of positions with Atlantic Richfield Company, an integrated oil company now owned by BP.  He was appointed a director of the Company in 2005.

Director Independence

The Board has determined that no relationship, other than as a director and other than as described below, exists between the Company and its non-employee directors, that each of the nominees standing for election at the 2008 Annual Shareholders Meeting, other than James R. Gibbs, our Chairman of the Board, President and Chief Executive Officer, is independent within the meaning of New York Stock Exchange director independence standards attached to this proxy as Annex A (“NYSE standards”) and that each of the nominees otherwise has no material relationship with the Company, either directly or as a partner, shareholder or affiliate of an organization that has a relationship with the Company.  The Board considers all relevant facts and circumstances in determining the independence of our non-employee directors including the NYSE standards.  A transaction by Mr. Rose in 2007 in which he purchased $120,000 in the Company’s publicly traded debt in the open market was considered by the Board and even though it does not meet the materiality threshold it is being reported as a Related Party Transaction on page 32.  The Board determined that this investment does not create a material relationship with the Company, is not covered by the NYSE standards and does not affect the independence of Mr. Rose.  The Board bases its independence determinations upon a review of all the relevant facts and circumstances, including the responses of the directors to questions regarding their employment history, compensation, affiliations and family and other relationships.

The Board of Directors and Its Committees

The Board of Directors met five times in 2007, and each incumbent director of the Company attended 75 percent or more of the aggregate number of meetings of the Board of Directors held in 2007 while he was a director and 75 percent or more of the aggregate number of meetings of the committees of the Board held in 2007 while he served on such committee. The Company does not maintain a formal policy regarding the Board’s attendance at annual shareholder meetings. None of the directors attended the 2007 annual meeting of shareholders.

The non-employee directors of the Board met five times in 2007 without management present.  Beginning in 2007, the directors elected Mr. Bech to serve as presiding director for meetings when the non-employee directors meet without management present. An interested party may communicate with the non-employee directors or the presiding director directly by mailing such director(s) c/o Investor Relations Department, Frontier Oil Corporation, 10000 Memorial Drive, Suite 600, Houston, Texas 77024-3411.

The Board of Directors has five standing committees comprised of directors of the Company: audit, compensation, executive, safety & environmental and nominating & corporate governance.

Audit Committee:  The Audit Committee is comprised of three non-employee directors, currently Messrs. Rose, Buck and Lee.  Each of the members of the Audit Committee is independent as defined by New York Stock Exchange listing requirements and as required by Rule 10A-3 under the Securities and Exchange Act of 1934 (“1934 Act”), and the Board of Directors of the Company has determined that Mr. Rose is an “audit committee financial expert” within the meaning of Item 407 of Regulation S-K under the federal securities laws.  The Audit Committee’s responsibilities include: (i) retaining, compensating and overseeing the independent public accountants performing the audit services on behalf of the Company, (ii) reviewing the Company’s annual and quarterly financial statements with management and with the independent public accountants, (iii) reviewing the report submitted in connection with the performance of the audit services by the independent public accountants on behalf of the Company, (iv) approving professional services provided by the independent public accountants, (v) reviewing the independence of the independent public accountants, (vi) considering the range of audit and non-audit fees and (vii) reviewing with management the integrity of the Company’s financial reporting process, both internal and external, and the adequacy of the Company’s internal accounting controls.  The Audit Committee met nine times during 2007.

Compensation Committee:  The Compensation Committee is comprised of three non-employee directors, currently Messrs. Bech, Loyd and Rose. The Compensation Committee’s responsibilities include: (i) establishing the Company’s philosophy for executive compensation to ensure it rewards performance, promotes the interests of the Company’s shareholders and is competitive with the Company’s peer group, (ii) reviewing the performance of corporate officers against goals and objectives approved by the Compensation Committee and approving their salaries, salary increases, and bonuses, (iii) approving compensation and benefit plans, including incentive compensation and equity based compensation plans and awards for officers and key employees, (iv) monitoring the benefits under all of the Company employee savings, thrift and retirement plans and (v) adopting a plan for the orderly succession of the officers of the Company.  Each of the members of the Compensation Committee is independent as defined by the New York Stock Exchange listing requirements. The Compensation Committee met five times during 2007.

Executive Committee:  The Executive Committee is comprised of three members of the Board of Directors, consisting of the Chief Executive Officer of the Company and two non-employee directors, currently Messrs. Gibbs, Bech and Loyd.  The Executive Committee’s responsibilities include: (i) being able to act on and exercise all of the powers and authority of the Board, subject to the limitations imposed by Wyoming law and the Company’s bylaws, in connection with those matters which the Board may delegate to the Committee that require expeditious consideration and resolution at times between regular meetings or when the Board cannot be convened in a timely manner for a special meeting and (ii) approving capital expenditures not to exceed $20 million and disposition of Company assets not to exceed $10 million.  The Executive Committee did not meet during 2007.

Safety & Environmental Committee:  The Safety & Environmental Committee is comprised of three non-employee directors, currently Messrs. Buck, Dossey and Loyd.  The Safety & Environmental Committee’s functions include: (i) reviewing reports and information provided by Company management or consultants regarding material regulatory compliance matters arising out of worker safety, process safety and health issues, (ii) reviewing reports and information provided by Company management or consultants regarding material regulatory compliance matters or legislative developments related to environmental protection concerns and (iii) reporting material issues or compliance concerns included in the reports by management to the Board.  The Safety & Environmental Committee met four times during 2007.

Nominating & Corporate Governance Committee:  The Nominating & Corporate Governance Committee is comprised of three non-employee directors, currently Messrs. Lee, Bech and Dossey.  The responsibilities of the committee include: (i) reviewing possible candidates for the Board of Directors and recommending nomination of appropriate candidates to the Board, (ii) developing and periodically reviewing the Company’s corporate governance guidelines, (iii) evaluating the structure, operation, size and membership of each standing committee of the Board, (iv) recommending for Board approval the members and chairman for each standing committee, (v) overseeing the annual evaluations of the performance of the Board and its standing committees and the effectiveness of the Board, the standing committees and management (vi) considering questions of independence and possible conflicts of interest of members of the Board and executive officers and (vii) reviewing the Company Code of Business Conduct and Ethics and the Code of Ethics for the Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer.  Each of the members of the Nominating & Corporate Governance Committee is independent as defined by the New York Stock Exchange listing requirements.  The Nominating & Corporate Governance Committee met three times during 2007.

Qualifications for consideration as a Board nominee may vary according to the particular areas of expertise being sought as a complement to the existing Board composition.  However, minimum qualifications include: (i) business and/or professional knowledge and experience applicable to the Company, its business and the goals and perspectives of its shareholders; (ii) being well-regarded in the community, with a long-term, good reputation for highest ethical standards; (iii) having good common sense and judgment; (iv) having a positive record of accomplishment in present and prior positions; (v) having an excellent reputation for preparation, attendance, participation, interest and initiative on other boards on which he or she may serve; and (vi) having the time, energy, interest and willingness to become involved in the Company and its future.  We seek a diverse group of candidates for nomination as directors for shareholders to consider and vote upon at the annual meeting.

The Nominating & Corporate Governance Committee has established procedures for identifying and evaluating nominees.  First, the Committee considers the Board’s needs.  For instance, the Committee may determine that, due to vacancies or current developments, the election of a director with a particular specialty (e.g., in a specific industry) would benefit the Board.  The Committee then solicits recommendations from the Chief Executive Officer and other Board members and considers recommendations, if any, made by shareholders, advisors and third-party search firms.  The Committee then evaluates these recommendations and identifies prospective nominees to interview.  Results from the interview process are considered by the Committee, and the Committee then recommends nominees to the full Board, which, upon approval by the Board, recommends the nominees for election by the shareholders.  In connection with the 2008 election of directors, the Company has not paid any fee to a third party to identify, evaluate or assist in identifying or evaluating such nominees.

The Nominating & Corporate Governance Committee will consider nominees recommended by shareholders in the same manner as all other candidates.  Pursuant to the Company’s bylaws, nominations for candidates for election to the Board of Directors may be made by any shareholder entitled to vote at a meeting of shareholders called for the election of directors.  Nominations made by a shareholder must be made by giving notice in writing to the Secretary of the Company before the later to occur of (i) 60 days prior to the date of the meeting of shareholders called for the election of directors or (ii) ten days after the Board first publishes the date of such meeting.  The notice shall include all information concerning each nominee as would be required to be included in a proxy statement soliciting proxies for the election of such nominee under the 1934 Act.  The notice shall also include a signed consent of each nominee to hold office until the next Annual Meeting of Shareholders or until his successor shall be elected or appointed.

All of the nominees for director recommended for election by the shareholders at the 2008 Annual Shareholders Meeting are current members of the Board.

Director Compensation

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on its Board of Directors.  In setting non-employee director compensation, the Company considers the significant amount of time that directors spend fulfilling their duties to the Company, as well as the skill level required of members of the Company’s Board of Directors.  The non-employee directors have stock ownership guidelines similar to the executive officers.  Within three years after joining the Board, each non-employee director is expected to own shares of the Company’s common stock with an aggregate value of at least five times his annual cash retainer.  All directors met this requirement in 2007.

The following table provides compensation information for the one-year period ended December 31, 2007 for each of the Company’s non-employee directors:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compen- sation	Total
Mr. Bech	$74,500	$187,529	$27,285	0	$289,314
Mr. Buck	$69,000	$186,719	-	0	$255,719
Mr. Dossey	$58,000	$195,100	-	0	$253,100
Mr. Lee	$67,500	$191,060	-	0	$258,560
Mr. Loyd	$56,500	$187,529	-	0	$244,029
Mr. Rose	$79,000	$125,004	-	0	$204,004

(1)
During 2007, the directors each received an annual cash retainer of $40,000, plus a cash payment of $1,500 per meeting attended.  The chairs of the Nominating & Corporate Governance Committee (Mr. Lee) and the Safety and Environmental Committee (Mr. Buck) each received an annual committee chair stipend of $5,000.  The chairs of the Compensation Committee (Mr. Bech) and Audit Committee (Mr. Rose) each received an annual committee chair stipend of $15,000.  The stipends were paid due to the additional time required to serve effectively as a committee chair.

(2)
The dollar amounts shown for Stock Awards reflect amounts (computed in accordance with FAS 123(R)) expensed by the Company during 2007 for restricted stock units and stock options held by directors.  As part of the 2007 compensation package, each director received a restricted stock unit award equivalent to 4,400 shares of Common Stock and having a grant date fair market value of approximately $125,000.  These restricted stock units vested in aggregate on December 31, 2007.  For each director except for Mr. Rose, who was not a director when the 2004 options were granted, the Company expensed $719 under FAS 123(R) during 2007 for options granted on February 25, 2004 that vested fully on February 25, 2007 and will expire on February 25, 2009.  Please see Note 7 to Notes to Consolidated Financial Statements included in the Company’s 2007 Annual Report filed on Form 10-K for the valuation assumptions used in accordance with FAS 123(R).

(3)
All of the directors, except Mr. Rose, held 16,000 unvested Restricted Stock Units (“RSUs”) at December 31, 2007.  These RSUs were granted in 2005 and fully vest on April 26, 2008.  In addition, the following table reflects the stock options held by the directors that were vested and outstanding as of December 31, 2007:

Director	Number of Options	Grant Date	Expiration Date (a)	Exercise Price
Mr. Bech	10,000 15,000	2/20/2003 2/20/2004	2/20/2008 2/20/2009	$4.1625 $4.6625
Mr. Buck	10,000 15,000	2/20/2003 2/20/2004	2/20/2008 2/20/2009	$4.1625 $4.6625
Mr. Dossey	30,000	2/20/2004	2/20/2009	$4.6625
Mr. Lee	30,000	2/20/2004	2/20/2009	$4.6625
Mr. Loyd	10,000 15,000	2/20/2003 2/20/2004	2/20/2008 2/20/2009	$4.1625 $4.6625

(a)	Options held by Messrs. Bech, Buck and Loyd, which would have expired on February 20, 2008, were exercised prior to their expiration.

(4)
The Company does not provide a defined benefit pension plan for its directors.  Mr. Bech participates in the Company’s deferred compensation plan.  The earnings on his deferred compensation balances (12.3% annualized in 2007) exceeded 120% of the applicable long-term federal rate and are therefore reflected as compensation.  However, as with all participates in the Company’s deferred compensation plan, there is no subsidy provided by the Company nor is there any guarantee of investment earnings on Mr. Bech’s deferred compensation balances.

The Company’s directors were compensated in 2007 only pursuant to the standard compensation arrangements described above.  No director received compensation from the Company under a special compensation arrangement.

Mr. Gibbs, the Company’s Chairman, President and Chief Executive Officer, is a member of the Board of Directors but is excluded from the table above because he is an employee of the Company.  Mr. Gibbs’ compensation information appears in the Summary Compensation Table on page 26.

The Company’s seven directors were elected by the shareholders.  In addition, Mr. James S. Palmer serves as Director Emeritus at the request of the Board.  Mr. Palmer joined the board of directors of the Company in 1975 and served through the date of the 1999 Annual Meeting of Shareholders.  In 2007, as compensation for his services as Director Emeritus, Mr. Palmer was provided an annual cash retainer of $40,000, was paid a total of $4,500 for Board meetings he attended in person or telephonically and was reimbursed for related travel expenses.  Mr. Palmer received 4,400 RSUs during 2007; these had a grant date fair value of approximately $125,000.

PROPOSAL 2:
RATIFICATION OF APPOINTMENT OF AUDITORS

The Board of Directors recommends that you vote FOR the ratification of the appointment of Deloitte & Touche LLP as independent auditors for the Company for the year ending December 31, 2008.  This firm has served in such capacity since March 2002 and is familiar with the Company’s affairs and procedures.

Deloitte & Touche LLP has advised the Company that its representatives will be present at the 2008 Annual Shareholders Meeting to discuss results for the year ended December 31, 2007 and to make a statement if they desire to do so and to respond to appropriate questions.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the 1934 Act, except to the extent the Company specifically incorporates this Report by reference therein.

February  28, 2008

To the Board of Directors of Frontier Oil Corporation:

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2007.

We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, of the Auditing Standards Board of the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, of the Independence Standards Board, as adopted by the Public Company Oversight Board in Rule 3200T, and have discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

Members of the Audit Committee

Michael E. Rose, Chairman
G. Clyde Buck
James H. Lee

Audit Fees

The following table sets forth the fees billed to the Company from its principal independent auditor, Deloitte & Touche LLP, for professional services rendered for the fiscal years ended December 31, 2007 and 2006:

Fee Category	Fiscal 2007	Fiscal 2006
Audit Fees	$1,011,105	$1,015,660
Audit-Related Fees	77,500	65,130
Tax Fees	157,763	134,494
All Other Fees	-	-
Total	$1,246,368	$1,215,284

Audit Fees for the fiscal years ended December 31, 2007 and 2006 were for professional services rendered for the audits of the consolidated financial statements of the Company, quarterly reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, attestation of management’s assessment of internal control, as required by Sarbanes-Oxley Act, Section 404, consents, comfort letters and other services related to SEC matters.

Audit-Related Fees for the fiscal years ended December 31, 2007 and 2006 were for assurance and related services associated with employee benefit plan audits, Sarbanes-Oxley Act, Section 404 advisory services and agreed-upon procedure engagement.

Tax Fees for the fiscal years ended December 31, 2007 and 2006 were for services related to tax compliance and tax consultation.

All Other Fees for the fiscal year ended December 31, 2007 and 2006 were zero.

Pre-Approval Policy

All of the services performed by the independent auditor in 2007 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee.  This policy describes the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that the independent auditor may perform.  The policy requires that prior to the beginning of each fiscal year, a description of the services (the “Service List”) expected to be performed by the independent auditor in each of the Disclosure Categories in the following fiscal year be presented to the Audit Committee for approval.

Services provided by the independent auditor during 2007 that were included in the Service List were pre-approved following the policies and procedures of the Audit Committee.

Any requests for audit, audit-related, tax, and other services not contemplated on the Service List must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted.  Normally, pre-approval is provided at regularly scheduled meetings, but the Chairman of the Audit Committee has authority to grant pre-approval as necessary.  The Chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

In addition, although not required by the rules and regulations of the SEC, the Audit Committee generally requests a range of fees associated with each proposed service on the Service List and any services that were not originally included on the Service List.  Providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship, while permitting the Company to receive immediate assistance from the independent auditor when time is of the essence.

On a quarterly basis, the Audit Committee reviews the status of services and fees incurred year-to-date against the original Service List and the forecast of remaining services and fees for the fiscal year.

OTHER BUSINESS

The Board of Directors of the Company knows of no matters expected to be presented at the 2008 Annual Shareholders Meeting other than those described above; however, if other matters are properly presented to the meeting for action, it is intended that the persons named in the accompanying form of proxy, and acting thereunder, will vote in accordance with their best judgment on such matters.

EXECUTIVE AND OTHER OFFICERS

Set forth below are the executive officers of the Company as of December 31, 2007 along with their ages as of March 7, 2008 and office held by each officer.

Mr. James R. Gibbs (63) is Chairman of the Board, President and Chief Executive Officer. Information about Mr. Gibbs is included on page 5 with the information on nominees for the Board.

Mr. Michael C. Jennings (42) joined the Company in June 2005 as Executive Vice President and Chief Financial Officer.  Prior to joining the Company, Mr. Jennings was employed by Cooper Cameron Corporation beginning in May 2000 as Vice President & Treasurer, with responsibilities including managing merger and acquisition activities, the tax and corporate finance areas, Cooper Cameron’s liquidity and capitalization and overseeing bank and rating agency relationships.  From November 1998 until May 2000, he was Vice President Finance & Corporate Development of Unimin Corporation, a producer of industrial minerals.  Prior to November 1998, Mr. Jennings was employed by Cooper Cameron Corporation as Director, Acquisitions and Corporate Finance from July 1995 until November 1998.

Mr. W. Paul Eisman (52) joined the Company in March 2006 as Executive Vice President-Refining & Marketing.  He has over 28 years of experience in refining and marketing.  Prior to joining the Company, Mr. Eisman was employed by KBC Advanced Technologies beginning in 2003, where he provided consulting services to the global refining industry and managed KBC’s operations in North America.  Prior to 2003, Mr. Eisman was employed by Valero and Ultramar Diamond Shamrock for twenty three years (1979 until 2002) where he held numerous positions, including Executive Vice President-Corporate Development, Senior Vice President – Refining and Commercial Operations, and Senior Vice President of Refining.

Mr. J. Currie Bechtol (66) has been Vice President-General Counsel of the Company since January 1998 and became Secretary of the Company in August 2000.  Prior to joining the Company, Mr. Bechtol was in private legal practice for 28 years, most recently with Hutcheson & Grundy L.L.P. from 1984 until joining the Company.

Mr. Jon D. Galvin (54) is Vice President of the Company. He was appointed to this position in July 2000.  He has performed special project duties for the Company’s Chief Executive Officer since July 2003.  Mr. Galvin served as Vice President-Crude Oil Supply of certain of the Company’s refining subsidiaries from July 2000 until May 2003, Vice President-Controller of the Company from September 1997 until July 2000 and Chief Financial Officer of the Company’s refining subsidiaries from February 1992 until July 2000.

Mr. Gerald B. Faudel (58) has been Vice President-Government Relations and Environmental Affairs of the Company since February 2000.  Mr. Faudel had previously been Vice President-Safety and Environmental Affairs and had served in similar capacities since November 1993.  From October 1991 through November 1993, Mr. Faudel was Director of Safety, Environmental and External Affairs of the refining subsidiaries of the Company.  Mr. Faudel was employed by the Company from October 1989 through October 1991 as Director of Safety, Environmental and External Affairs.  Prior to October 1989, Mr. Faudel was employed with Tosco Corporation’s Avon Refinery as Manager of Hazardous Waste and Wastewater Program.

Ms. Nancy J. Zupan (53) is Vice President-Controller of the Company.  Prior to her appointment to this position in February 2001, Ms. Zupan was Controller for the Company’s subsidiaries from 1991, when Frontier acquired the Cheyenne Refinery.  She held the same position for the prior owners of the Cheyenne Refinery from 1987 until the acquisition.  Prior to 1986, Ms. Zupan was employed by Husky Oil Company, an integrated oil company.

Mr. Douglas S. Aron (34) has been Vice President-Corporate Finance of the Company since May 2005.  Mr. Aron had previously been Director Investor Relations since March 2001.  Prior to joining the Company, Mr. Aron was employed by Amegy Bank (formerly Southwest Bank of Texas) from March 1998 to March 2001 and was a commercial lending officer with them from March 1999 to March 2001.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee of the board of directors (referred to as the “Committee” in the CD&A) is responsible for establishing, implementing and regularly monitoring adherence with the Company’s compensation philosophy and has recommended to the Board that the following Compensation Discussion and Analysis (“CD&A”) be included in this Proxy Statement. To improve the reader's understanding of the CD&A, we provide the following descriptions for terms that are used extensively throughout this report:

Annual Incentive Bonuses - An arrangement under the Omnibus Incentive Compensation Plan (“OICP”) whereby a group of management employees can receive annual incentive bonuses based on annual performance results. The annual incentive bonuses are a performance award administered under the OICP.  For 2007, a minimum of 30% of any bonus earned by the NEOs was paid in restricted stock; the remaining 70% was paid in cash.  Participants in the annual incentive bonus program may also elect to convert all or a portion of their cash bonus into shares of restricted stock.  See page 18.

Committee - The Compensation Committee oversees administration of the Company’s executive compensation program under its charter, which is published on the Company’s website.

Compensation Consultant - Frederic W. Cook & Co., the compensation consultant, has been engaged directly by the Committee for the purpose of advising the Committee on the design of the Company’s executive compensation program and advising the Committee in setting compensation levels.  The Committee uses the analysis and advice of the compensation consultant in establishing an effective and competitive compensation program. The compensation consultant does no other work for the Company or for management.

Frontier, Frontier Oil, We, Us, and the Company - Frontier Oil Corporation.

Long-Term Incentives - An arrangement under which certain management employees are eligible for equity awards. Like the annual incentive bonuses, the long-term incentives are administered under the OICP and can take the form of Stock Units, SARs, Bonus Shares, Dividend Equivalent Rights, Options or Other Stock-Based Awards as defined in the OICP.

Named Executive Officers (“NEOs”) - A group of six of the most senior officers of the Company for whom compensation information is being provided in the CD&A.

Omnibus Incentive Compensation Plan (“OICP”) - Frontier’s incentive compensation plan that was approved by the Company’s shareholders on April 26, 2006.

Performance Stock Units - Stock units granted to employees under the OICP in April 2006 and February 2007.  These awards are structured to include a variable payout, whereby achievement of stated goals at target level will produce a target level award. Maximum achievement (or higher) produces 125% of the target level award, and minimum, or threshold level, performance produces 75% of the target award.  Performance at less than the threshold level produces no award.

Peer Group - A group of 14 other energy companies used by the compensation consultant to determine competitive market compensation practices in terms of types and amounts of compensation paid.  Companies within the peer group are all within the energy industry and are either direct business competitors, capital markets competitors or labor market competitors with Frontier.  All of these companies have similarities to Frontier in terms of size, relative capital intensity, industry sector and/or staffing and compensation models.  Based on discussion with the compensation consultant, the Committee established a range of approximately one fourth to approximately four times Frontier’s revenues or market capitalization in determining the relative size of firms that should appear in the peer group.  Thus, Frontier is at the median for size among peer group companies as determined by revenues and market capitalization.  At the time the 2007 competitive analysis was conducted (in November 2006), Frontier’s annual revenues were $4.7 billion, which ranked seventh among the peer group, and Frontier’s market capitalization was $3.0 billion, which ranked eighth among the peer group.  The range of total revenues for the peer group companies as reflected in the compensation consultant’s November 2006 report was $1.5 billion to $18 billion; the range of market capitalizations was $1 billion to $14 billion. The Company uses peer group compensation statistics in the aggregate (typically, ranked according to percentiles) for comparison against Frontier’s compensation programs.  Therefore, individual peers are not material to our overall evaluation and use of the peer group data.  Companies included in the peer group used to set 2007 compensation were as follows: Ashland Inc., Cameron International, Crosstex Industries, El Paso Corporation, FMC Technologies, Giant Industries, Hanover Compressor, Holly Corporation, Maverick Tube, Murphy Oil, Sun Logistics, Tesoro Corporation, Williams Companies and World Fuel Services.  The peer group is distinct from the “refining peer group” which is used by the Committee to determine Frontier’s relative performance for certain incentive awards.  See page 15.

Restricted Stock Unit - An equity-based compensation award that entitles the recipient to receive a share of the Company’s Common Stock at a specified future date, typically with time-based vesting.

Company’s Compensation Philosophy

Frontier’s executive compensation program is structured to support the Company’s business objectives and enhance shareholder returns by:

•	setting compensation at amounts that will attract and retain key executives and are reasonable in relation to competitive practice;
•	providing incentive compensation that varies directly with both Company performance and individual contribution to that performance; and
•	linking compensation awards to performance targets that affect short-term results and long-term growth in shareholder value.

While this CD&A provides information on the Company’s overall compensation program, it provides specific compensation information and analysis of compensation paid to the following NEOs:

Jim Gibbs	Chairman, President & CEO
Mike Jennings	EVP & CFO
Paul Eisman	EVP, Refining & Marketing Operations
Currie Bechtol	VP, General Counsel & Secretary
Jon Galvin	VP
Nancy Zupan	VP & Controller

Development of the Company’s Executive Compensation Programs

The Company’s executive compensation programs have been developed based on the Company’s compensation philosophy with assistance from the compensation consultant. The Company’s executive compensation program includes three primary forms of compensation: base salaries, annual incentive bonuses and long-term incentives. These three forms of compensation combine to provide executives with:

•	income stability through base salaries,
•	near-term annual cash incentives to maximize performance compared to financial and/or operating targets aligned with share value creation; and
•	longer-term equity incentives to increase the Company’s share price, build ownership and encourage employment retention.

Changes in the Compensation Program

The Company’s 2007 compensation program was similar to the program administered in 2006, with the principal exception being that incentive goals for both the annual incentive bonuses and the long-term incentive awards were significantly broadened.  For each of these programs, actual net income generated compared to the Company’s profit plan was the sole performance measure used in 2006.  In 2007, the target measures are included in the following table:

2007 Performance Measures

Annual Incentive Bonuses	Long-Term Incentives
● Net income compared to plan	● Net income compared to plan
● Return on net capital employed compared to the refining peer group (1)	● Return on net capital employed compared to the refining peer group (1)
● Absolute return on net capital employed compared to target return coupled with the Committee’s assessment of the Company’s performance related to Process Safety Management	● Three-year total shareholder return compared to the refining peer group (1)

(1)
The refining peer group is an equally-weighted index consisting of Sunoco, Tesoro, Valero, Holly, Western Refining, and Alon USA Energy, all of which are independent refining companies.  This group is distinct from the compensation peer group and is used specifically for comparing Frontier’s financial performance versus direct competitors with the independent refining sector.

The Company maintained its practice of granting primarily performance stock units for its long-term incentive awards in 2007.  Our long-term incentive program has evolved over the last four years from relying solely on stock options to using little or no stock options and granting performance stock units instead.   In the past, stock options were an attractive compensation tool because the recipient earned value only when the Company’s share price appreciated. The option vesting requirements also helped retain employees and improved continuity of management. Upon adopting FAS 123(R), the Company re-evaluated its long-term incentive alternatives and concluded that issuing only stock options would generate relatively high compensation expense as compared to the value perceived by option recipients.

Accordingly, the Company shifted its long-term incentive awards from stock options toward performance stock units for employees and to restricted stock units for directors.  The performance stock units represent full value shares that must be further “earned” by achieving performance goals set at the time of the initial award. If earned, the performance stock units subsequently vest over a prescribed period of time, with full vesting occurring approximately 3.25 years after grant date for the performance stock units granted in February 2007.

Another meaningful development in the Company’s executive compensation program was to consolidate administration of annual incentive bonuses and long-term incentive awards under the single, shareholder-approved OICP.  One of the principal reasons for establishing the OICP was to comply with provisions of the United States Internal Revenue Code, Section 162(m).  This section of tax law addresses executive compensation and limits the Company from deducting compensation paid to certain executives in excess of $1 million per year unless certain conditions are met.  The Compensation Committee considers the anticipated tax treatment of the Company’s executive compensation when making incentive awards.

Objectives of the Company’s Compensation Programs

The objectives of Frontier’s executive compensation programs are to establish salaries, short-term and long-term incentive compensation programs, and employee benefits that attract and retain key executives and link executives’ compensation to achievement of specific performance targets. The Company believes that success in achieving the established targets is integral to the primary goal of producing strong returns for our shareholders.

Frontier is an extremely capital-intensive business, having approximately 800 total employees responsible for 2007 revenues of approximately $5 billion and net income of approximately $500 million.  The Company’s management ranks are lean, with 8% of all employees participating in the annual incentive bonus program in 2007.  Responsibilities for developing and executing the strategies necessary to build shareholder wealth are concentrated in a small group of executives.

The market for experienced and capable managers in the energy industry (broadly) and the refining and marketing sector (specifically) is highly competitive due in part to the expansion and growth in this industry during the current decade, and specifically in 2007.  The Company’s compensation programs and levels of compensation are developed and monitored so that execution of the Company’s key business strategies is enhanced by our compensation policies and practices.

Total compensation is generally targeted toward the competitive median, but may be higher or lower in terms of the actual compensation paid depending on the Company’s performance versus goals established for the annual incentive bonuses and long-term incentive programs.  A key part of our compensation strategy is to introduce meaningful risk and leverage into executive compensation by making it performance-based (specifically, through the annual incentive bonuses and long-term incentives).  The Company’s long-term incentive awards and the restricted stock component of annual incentive bonuses also enhance employee retention due to the staged vesting of these awards.

Compensation Program Components

The following discussion addresses the components of compensation used by Frontier to compensate its executives.

Base Salaries

Base salaries are largely determined through analysis of similar positions within the peer group developed by the compensation consultant and reviewed by the Committee for use in compensation benchmarking.  The peer group consists of both independent refiners and other energy industry companies that compete with Frontier for investment capital and management talent and services, and are broadly similar in revenues, market capitalization and complexity.  The Committee establishes base salaries within a competitive range to provide the NEOs with compensation consistent with their responsibilities in the Company and their experience.  The base salaries are set after review of peer group compensation data.  Additional factors contributing to the determination of an executive’s base salary level include his/her position and specific responsibilities within the Company, relevant business experience, tenure at Frontier, and demonstrated skill in executing his/her duties.

For 2007, NEO base salaries were set at levels from approximately the 41st to the 58th percentiles of comparable peer group positions – a range consistent with the Company’s general objective of paying base salaries at approximately the median level for the peer group.  While this range is consistent with the Company’s compensation philosophy, the peer group data lack perfect comparability across positions and companies.  Therefore, subjective business judgment and discretion were employed by the Committee when setting base salaries.

Annual Incentive Bonuses

The Company’s officers and other key managerial employees are eligible for annual incentive bonuses that provide payments following attainment of annual performance criteria previously approved by the Committee. If the performance target(s) are reached, participating employees are paid a bonus based on a specified percentage of the executive’s base salary as of the first day of January of the bonus plan year. Under the OICP, the Committee has discretion to reduce an individual’s bonus award subjectively during or after the performance period but does not have discretion to increase the payout other than due to promotion.

The percentage of the individual’s salary specified as a target bonus level is developed with the assistance of the compensation consultant and approved by the Committee based on an assessment of individual responsibility, ability to affect Company results and review of peer group bonuses for similar positions.  For 2007, NEO target bonuses were set at levels from approximately the 40th to 50th percentiles of comparable peer group positions, a level that is consistent with the Company’s compensation philosophy.

         For the year 2007, the Committee employed three performance measures to determine annual incentive bonus achievements.  These performance targets, along with the Company’s actual results and resulting payouts for each measure are reflected in the following table:

Target	Description	Percentage Allocation	Performance Levels: a) Threshold b) Target c) Maximum	Actual Performance	Payout
Net Income vs. Plan	Comparison of actual consolidated net income with Company’s 2007 profit plan	40%	a)$124.5 MM b)$155.6MM c)$186.7MM	$499 MM	200%
RONCE (1) vs. Peers	Company’s 2007 RONCE compared to the average RONCE of the refining peer group (2)	40%	a) ≥ 0.80x b) ≥ 1.05x c) ≥ 1.30x	1.64x	200%
RONCE and Process Safety Management	Company’s RONCE versus specified goals further subject to Committee’s subjective assessment of Company’s performance in Process Safety Management	20%	RONCE levels: a) 10% b) 12% c) 15%	115%	200%
Total		100%			200%

(1)	RONCE, or Return on Net Capital Employed, is defined as EBITDA divided by the sum of the annual average Shareholders’ Equity plus the annual average net debt.
(2)
An equally-weighted index consisting of the refining peer group of Sunoco, Tesoro, Valero, Holly, Western, and Alon -- all of which are publicly-traded independent refining companies.  The calculation for RONCE vs. Peers excludes the performance of Alon USA Energy because their 2007 10-K was not available at the time this proxy statement was being finalized.  Committee certification will be based upon the results of all six companies in the refining peer group, but the inclusion of Alon USA Energy is not expected to affect the payout on this performance measure.

Each NEO has an annual incentive bonus target designated as a percentage of his/her salary.  This target percentage is multiplied by the salary level and further multiplied by actual achievement and percentage allocation (per the table above) to determine the amount of bonus payable on the particular performance measure.  The sum of the amounts for the three bonus measures equals the individual’s total annual incentive bonus award.

The 2007 annual incentive bonus included a variable payment feature such that performance in excess of target net income could produce bonus payments up to a maximum payment of 200% of the target award (when achievement is at or above the maximum stipulated amount) or as low as zero if actual achievement is below the threshold level.  The Company substantially exceeded its profit plan in 2007, generated a Return on Net Capital Employed well ahead of the refining peer group average and achieved its process safety management objectives.  As a result, we expect to pay 2007 annual incentive bonuses to the NEOs at 200% of the target level.

For 2007 annual incentive bonuses, a minimum of 30% of the bonus earned was paid in restricted stock; the remaining 70% was payable in cash.  Participants in this program also had the opportunity to convert all or a portion of their cash bonus payment into shares of restricted stock.  If this election was made, the participant received restricted stock with a value equal to 150% of the cash he/she was due to receive.  We provide this premium as incentive for executives to increase share ownership, to recognize the additional vesting period imposed on these shares and to compensate for the loss of Company savings plan contributions for compensation paid in stock.  Restricted stock received in lieu of cash payments for the 2007 annual incentive bonuses has a three-year vesting provision: 25% after one year, 25% after the second year, and the final 50% after the third year. We believe that adding a long-term component to annual incentive bonuses (i.e., through restricted stock grants) aids in retention and further aligns senior management with shareholders.

Long-Term Incentives

Equity grants are the Company’s primary form of long-term incentives.  The employees included in this program are those who, due to their position and performance, are expected to have a meaningful incremental impact on the Company’s financial performance.

For its 2007 awards, which were granted exclusively in the form of performance stock units, the Committee targeted overall awards having a grant date present value of 0.50% to 0.60% of the Company’s market capitalization.  Including grants made to directors in 2007 (which were restricted stock units), the Company’s actual share value transfer was 0.51% (based on target level awards), compared to an average value of 0.67% for the peer group.

The Committee then reviewed an analysis of individual grant date present values for comparable peer group positions.  The grants provided to the NEOs in 2007 ranged from the 48th to the 74th percentiles when compared to aggregated peer group statistics for comparable positions, a range consistent with the Committee’s philosophy in making long-term incentive grants.  Unlike base salaries and bonus target percentages, long-term incentive awards are not easily comparable across the peer group due to differences in award types, valuation assumptions, grant dates, and valuation techniques.  Accordingly, we do not provide detailed peer group comparisons and do not believe these are helpful or material in understanding Frontier’s long-term incentive awards.

As a final measure, the Committee evaluated the percentage of all long-term incentive grants made to any one officer (particularly the CEO and the four other most highly paid officers).  These data were evaluated against peer group figures to assess the concentration of grants among the most highly compensated executives.

Ultimately, the long-term incentives are not granted according to a strict formula but are developed through a subjective process by which the Committee considers the executive’s position, responsibilities, skill, aggregate peer group practices for similar positions, the proportion of overall grants being received by that executive and the overall limit imposed by the Committee’s share value transfer objective.

The Committee used performance measures to determine potential share payouts under the performance stock units initially granted in 2007.  These performance stock units were structured with a variable payout feature whereby threshold or minimum level performance would generate a 75% payout, target performance would generate a 100% payout and maximum performance would generate a 125% payout.  Performance below the threshold level would result in no stock being issued to the executives.  The 2007 performance measures, the Company’s performance against those measures, and the payout for each measure is reflected in the following table:

Target	Description	Percentage Allocation	Performance Levels: a) Threshold b)Target c)Maximum	Actual Performance	Payout
Net Income vs Plan	Comparison of actual consolidated net income with the Company’s 2007 Plan	1/3rd	a)$124.5 MM b)$155.6MM c)$186.7MM	$499 MM	125%
RONCE (1) vs. Peers	Company’s RONCE compared to average RONCE of refining peer group (2)	1/3rd	a) ≥ 0.80x b) ≥ 1.05x c) ≥ 1.30x	1.64x	125%
Total Relative Shareholder Return	A comparison of the Company’s three-year total shareholder return (“TSR”) with the average three-year TSR generated by the refining peer group (2)(3)	1/3rd	a) ≥ 0.80x b) ≥ 1.05x c) ≥ 1.30x	[TBD]	[TBD]
Total		100%

(1)	RONCE, or Return on Net Capital Employed, is defined as EBITDA divided by the sum of the annual average Shareholders’ Equity plus the annual average net debt.
(2)
An equally-weighted index consisting of the refining peer group of Sunoco, Tesoro, Valero, Holly, Western, and Alon USA Energy -- all of which are publicly-traded independent refining companies.  The calculation for RONCE vs. Peers excludes Alon USA Energy because their 2007 10-K was not available at the time this proxy statement was being finalized.  Committee certification of actual performance will be based upon the results of all six companies in the refining peer group, but the inclusion of Alon USA Energy is not expected to affect the payout on this performance measure.

(3)	The actual performance-based payout will be determined following the three-year performance period, which ends 12/31/09.

Health and Welfare Programs

The NEOs are eligible to participate in the Company’s health and welfare plans, basic life, supplemental life and long-term disability plans, as well as the Company’s defined contribution pension and savings plan. NEOs participate in these plans on the same basis as any other salaried employee of the Company. In addition, the NEOs are eligible to participate in the Company’s non-qualified Deferred Compensation Plan. Once the NEO reaches the IRS limit for contributions made to a 401(k) plan, he/she may continue to defer salary and bonus (and remain eligible for standard company matching contributions) by directing such funds into the Deferred Compensation Plan. Investment returns on Deferred Compensation Plan balances are derived solely from individual directions made by the participants. Each participant has discretion over the funds in his/her account and can select from a broad group of externally-managed mutual funds. The Company provides neither a subsidy nor a guarantee of investment returns on these funds.

Executive life insurance, a whole life insurance policy with a basic death benefit of approximately three times salary, is also provided to the NEOs. The Company pays the premium for this benefit. In addition, EVPs and above are eligible to participate in the Company’s Executive Retiree Medical Program. The retiree medical benefit is available at a minimum level only after an executive has five years of service and is 58 years or older. The Company provides this benefit to its most senior officers primarily as a “bridge to Medicare.” Participating retired executives pay annual premiums for this benefit (as determined by the Company’s outside benefits advisors).

Perquisites

Frontier’s NEOs have access to certain perquisite benefits as a result of their position at the Company. The Company considers such perquisites as customary for executives at this level, and the perquisites do not typically represent a significant portion of an NEO’s overall compensation. The Company provides these perquisites for reasons of convenience, personal security, competitiveness, business relationships and traditional practice.

Perquisites available to the NEOs include the following:

•	One social club, health club or country club membership
•	Relocation expenses for moves required by the Company (which are generally provided to all salaried employees of the Company)
•	Gross-up for taxes resulting from relocation expenses paid by the Company but considered by the IRS as taxable income to the employee
•	Executive life insurance, a whole life policy with premiums paid by the Company and a death benefit of approximately three times base salary
•
Use of Company aircraft for personal travel, provided that the executive must reimburse the Company for jet fuel and landing fees related to the flight (available to Messrs. Gibbs, Eisman and Jennings only)

•	Spousal travel on Company aircraft when accompanying a NEO on business travel, although incremental costs of spousal travel reimbursable by the executive
•	Gross-up for taxes which result from spousal or family travel on Company aircraft if the purpose of the trip is business - limited to $15,000 per year for EVPs and above and $10,000 per year for VPs

In valuing the perquisites included in the Summary Compensation Table, the Company uses the concept of “aggregate incremental cost” incurred by the Company in providing the perquisites.

Determination of Total Compensation

The Committee is responsible for setting the NEOs’ total compensation and performs this role with assistance from the compensation consultant.  The process followed by the Committee in setting total compensation is very similar to the process followed in setting levels or amounts for each element of compensation (base salaries, annual incentive bonuses and long-term incentives).  The Committee uses the compensation consultant’s analysis of peer group companies, considers internal position comparisons, individual performance and experience and other such relevant factors that the Committee may wish to discuss in its business judgment and discretion.

Individual performance is considered by the Committee in assessing executive performance and total compensation (particularly, in its review of the CEO’s performance).  However, the individual evaluations are not a primary determinant of the total compensation paid in any given year due to Frontier’s emphasis on performance-based pay and our use of Company-wide performance measures, such as net income generated compared to plan.  In terms of individual performance, the Company’s philosophy for hiring and retaining executives at this level is that they should exhibit considerable individual competence and should perform at a high level in their positions.

Analysis of Total Compensation

For Frontier’s NEOs as a group, base salaries represented 15% of total compensation in 2007, annual incentive bonuses represented 5% and long-term incentive awards represented 76%.  Frontier’s financial performance during 2007 substantially exceeded that of any prior year, and the Company generated record revenues, earnings and cash flow.  As a result, each of the NEOs is expected to receive incentive payments at the maximum level for annual incentive bonuses and at the maximum level for two of the three long-term incentives measures.  The third long-term incentive measure involves total shareholder return for a period that runs through December 31, 2009.  See footnote 2 on page 17 and footnote 2 on page 19.

In addition to base salaries, annual incentive bonuses, long-term incentives and Company contributions to defined contribution pension and savings plans (including the Deferred Compensation Plan), all six NEOs are eligible for health and welfare benefits provided to all employees (medical insurance, basic life insurance, supplemental life insurance, long-term disability insurance and flexible benefits plans).  The Company also provides executive whole life insurance to the NEOs and an Executive Retiree Medical Plan to executives at the level of EVP and higher.

The material difference in the compensation packages of the NEOs is the total amount of compensation paid to each individual. These amounts differ primarily because the individuals serve in different positions within the organization.  In particular, Mr. Gibbs (the Company’s Chairman and CEO) was paid approximately four times the amount received by the next most highly paid officer in 2007.  Although this is a material difference in compensation amount, the distinction does not arise from a different compensation policy or philosophy used to determine CEO pay.  Mr. Gibbs’ compensation, of which approximately 85% was at risk relative to the Company’s results, is driven by the same competitive and performance-related factors used to develop compensation levels for the other NEOs (and for many other positions within the Company).  The structure of the NEOs’ compensation packages are highly influenced by the Committee’s review of peer group compensation.  The Frontier NEOs have, on average, about 76% of their pay at risk for Company performance – thus, actual compensation paid is significantly linked to the Company’s operating and financial results.  The total compensation for each of the NEOs is believed to be between the median and 75th percentile for comparable positions within the peer group, with actual amounts paid being dependent primarily on Company performance.

Supplemental Table -- The following table provides additional analysis of the NEOs’ 2007 compensation:

Executive	2007 Base Salary	% Increase in 2007 Base Salary vs. 2006	2007 Target Bonus Percentage	Increase in 2007 Target Bonus % vs. 2006	Percent of Total 2007 Compensation Considered “At Risk” (1)	Approximate Total Compensation Percentile vs. Peer Group (2)
Mr. Gibbs	$885,000	4.1%	100%	0%	85%	75th
Mr. Jennings	$415,000	6.6%	70%	10%	80%	75th
Mr. Eisman	$430,000	7.5%	70%	10%	82%	75th
Mr. Bechtol	$300,000	15.4%	50%	10%	72%	50st
Mr. Galvin	$280,000	3.7%	50%	0%	66%	50th
Ms. Zupan	$280,000	5.7%	50%	10%	70%	75th

(1)
“At Risk” Compensation represents the sum of annual incentive bonus at target level plus the grant date present value of long-term incentive awards at target level divided by the sum of base salary plus annual incentive bonus at target level plus the grant date present value of long-term incentive awards at target level as issued in 2007.  See Summary Compensation Table on page 26 for additional disclosures.

(2)	Per analysis of Frontier’s compensation consultant.

Equity Compensation Administration

The Company and the Committee have designed procedures for the Company’s equity compensation programs (long-term incentives) to be administered directly by the Committee with transparency and fairness.  The Committee retains all authority for granting equity-based compensation and sets exercise prices for all stock options at the closing price of the Company’s common stock on the New York Stock Exchange on the grant date, which is typically the date of the Committee’s February meeting.  Commencing with shareholder approval of the OICP in April 2006, all future shares issued by the Company for equity-based compensation will be issued from shareholder-approved plans.

2007 Equity Awards

In 2007, the Committee made equity awards in the form of performance stock units to 38 employees.  The performance stock units give the employee a right to receive a certain number of shares of the Company’s stock if pre-established performance targets are achieved. For 2007, the performance targets were set as indicated on page 19, and shares issuable from these performance stock units will be subject to either delayed vesting provisions (for Net Income and Relative RONCE measures) or a long-term performance period (for the Total Shareholder Return measure).  The grant date for the 2007 performance stock units coincided with the February 27, 2007 Compensation Committee meeting when those awards were approved.  The 2007 awards were granted with dividend rights such that, assuming an award is actually earned during the performance period, the recipient will be entitled to any dividends paid on the underlying share from initial grant date to vesting date.  These dividends will be accumulated by the Company and will be paid when the shares vest.

The Company also granted restricted stock in 2007 in partial payment of the annual incentive bonuses received by employees based on the Company’s 2006 financial performance.  These restricted stock awards were made effective March 13, 2007 and will vest over three years, 25% each in March 2008 and 2009, and 50% in March 2010.

The Company’s general practice for granting equity awards (options, performance stock units, restricted stock units and restricted stock) is to include dividend rights with the awards.  Thus, assuming an award is certified by the Committee as having been earned through performance, the recipient will be entitled to receive all dividends paid on the underlying share from initial grant date to vesting date.  The cash dividends are accumulated by the Company and paid at the time the award vests.

Stock Ownership Guidelines

The Committee has issued stock ownership guidelines for the Company’s officers and non-employee directors.  These guidelines create additional alignment between management, directors and shareholders through share ownership.  Fifteen employees and six non-employee directors are subject to the shareholding guidelines, which are as follows:

Position	Shareholding Requirement
Chief Executive Officer	3 times Base Salary
Executive Vice President	2 times Base Salary
Vice President (a)	1 times Base Salary
Non-employee Director	5 times Annual Cash Retainer

(a)  Vice President of Frontier Oil Corporation or one of its subsidiaries

In addition to shares owned outright, an individual’s vested and unvested restricted stock and restricted stock units qualify as shares owned for purposes of the shareholding guideline.  Newly-hired or promoted employees and newly-appointed non-employee directors have three years from their hire/promotion date to meet the guideline.  As of December 31, 2007, all employees and directors were either in compliance with the guideline or within their three-year grace period.  The Company does not have a policy that addresses hedging economic risk of ownership for shares owned by its executives.

Management’s Role in Determining Compensation

The Committee establishes compensation for the NEOs using the recommendations of and peer group survey data provided by the compensation consultant. The Committee has four scheduled meetings each year in which it addresses executive compensation and related issues.  These meetings are chaired by the Committee Chair, currently Mr. Bech, and attended by the Committee members, the compensation consultant (as needed), Mr. Gibbs, Mr. Jennings, and the Vice President-Human Resources.  The Committee typically meets in executive session without management present at the conclusion of every meeting.  Management has no authority to set NEO compensation but does perform administrative work for the Committee in conjunction with Committee meetings. Management also works with the compensation consultant to develop compensation recommendations for consideration by the Committee. The compensation consultant does no other work for the Company or for management except to provide consulting services related to executive compensation levels and program design.

Severance Benefits

Change In Control Severance Benefit

Each of the NEOs has an Executive Change in Control (“CIC”) Severance Agreement with the Company. These agreements provide income security following corporate transactions that may result in loss of employment. The Company believes that the Executive CIC Severance Agreements help to align management and shareholder interests in connection with potential CIC transactions.

Under the Executive CIC Severance Agreements, no benefit accrues to the executive unless a CIC transaction is consummated. A CIC transaction includes any transaction (merger, consolidation, tender offer or exchange offer) which results in any person or group becoming the beneficial owner of 25% or more of the Company’s voting securities. Other CIC triggers include a change in the majority composition of the Board of Directors, the sale or transfer of substantially all of the assets of the Company, or the liquidation or dissolution of the Company. For all but three covered executives (Messrs. Gibbs, Jennings and Eisman) any potential benefit is further subject to a second trigger: the employee must be terminated by the employer before payments would accrue. Severance benefits are only payable upon specified terminations following a CIC. These include involuntary terminations without cause, voluntary termination with good reason, and “walk-away” rights for Messrs. Gibbs, Jennings and Eisman.

The level of benefits in these agreements was established by the Committee in consultation with the compensation consultant and legal counsel.  The primary factor considered in setting the level of benefit (in particular, the multiple of annual salary and bonus to be paid upon a triggering event) is the competitive practice of similar companies.  We believe, based on input from the Committee’s advisors, that our change in control severance agreements contain benefits similar to those in agreements used by our competitors.  We also believe that these agreements serve the important function of aligning management and shareholders in the face of a potential change in control transaction.

The Company’s three most senior officers (Messrs. Gibbs, Jennings and Eisman) were provided agreements that include a walk-away provision.  This provision differs from a traditional single trigger arrangement in that the executive must actually terminate his employment with the Company to receive a change in control benefit.  The walk-away provision permits the executive to leave voluntarily within 180 days following consummation of a change in control, and he will still receive the remainder of his severance pay.  The Company provided this benefit because these three officers are positioned to influence consummation of a change in control transaction, and the Company wanted to ensure that the executives would not be compromised by personal concerns regarding future employment in the face of a transaction that creates significant shareholder wealth.

Benefits payable to executives under these Executive CIC Severance agreements are a function of annual base salaries and target annual incentive bonuses. In addition, the agreements provide for a 30% uplift on base salary to offset the terminated employee’s estimated cost of health and welfare benefits. Equity-based compensation awards outstanding at the time of termination vest immediately upon the executive’s qualified termination. Further, payments made under these agreements are eligible for gross-up by the Company if the payments attract a “penalty tax” under Sections 280G, 4999, 409A (if applicable) or similar provisions of the United States Internal Revenue Code. Such gross-ups are limited to the penalty tax amounts and the effect of the gross-up itself.

In the event of a NEO’s death during the term of the agreement following a CIC event, the NEO’s estate will receive a lump sum payment equal to the sum of the NEO’s annual base salary and target annual incentive bonus. In the event of a NEO’s disability during this same period, the NEO will receive the full benefit of the agreement for the remainder of its term or through the period of disability, whichever is less.

The following table provides detail on the terms of individual Executive CIC Agreements for the NEOs:

Executive	Term of Agreement Following Change in Control Event (1)	Severance Payment as multiple of Salary + Target Annual Incentive	Target Annual Incentive (as a function of Base Salary)	Walkaway Provision Following Change in Control
J. Gibbs	6 months	3 X	100%	Yes
M. Jennings	6 months	3 X	70%	Yes
P. Eisman	6 months	3 X	70%	Yes
C. Bechtol	24 months	2 X	50%	No
J. Galvin	24 months	2 X	50%	No
N. Zupan	24 months	2 X	50%	No

(1)
The Executive CIC Severance Agreements for Messrs. Gibbs, Jennings and Eisman have stated terms of 180 days. Within this period, following a CIC event, each of these three executives must decide whether or not to exercise his walk away right. If the executive elects to remain employed by the Company, he will remain eligible for termination benefits for three years following the CIC event. If the executive elects to terminate employment within the initial six month period, he will be eligible for a termination benefit of up to 3 times his base salary and bonus.

The maximum cash payments payable by the Company to the NEOs under the Executive CIC Severance Agreements, assuming a CIC was consummated and the executive was terminated effective December 31, 2007, are summarized below.  In scenarios where a CIC occurred but the executive was not terminated on the CIC date, benefits payable to the executive would be reduced pro rata for each day of continuing employment.  The total pro forma CIC payments shown below represent approximately 0.5% of the Company’s December 31, 2007 market capitalization.

Named Executive Officer	Cash Payment	Value of Accelerated Vesting on Restricted Stock/Options (1)	Total	Gross-Up for 280G Excise Taxes (2)	Total CIC Payments
J. Gibbs	$6,106,500	$2,703,787	$8,810,287	-	$8,810,287
M. Jennings	$2,365,500	$962,014	$3,327,514	$1,241,597	$4,569,111
P. Eisman	$2,451,000	$1,096,493	$3,547,493	$1,294,041	$4,841,534
C. Bechtol	$1,080,000	$434,635	$1,514,635	-	$1,514,635
J. Galvin	$1,008,000	$287,647	$1,295,647	-	$1,295,647
N. Zupan	$1,008,000	$425,190	$1,433,190	-	$1,433,190
Total	$14,019,000	$5,909,766	$19,928,766	$2,535,638	$22,464,404

(1)
Calculated using the Internal Revenue Service (IRS) Revenue procedure 2003-68.  Represents the sum of the discounted present value of the restricted stock / options and 1% times the number of full months between the CIC date and the vesting date of the restricted stock / options.

(2)
Under the IRS Sections 280G/4999, if the present value of a CIC payment to an executive exceeds three times his/her average taxable compensation over the five most recent calendar years preceding the CIC, the executive is required to pay a 20% excise tax on the excess payment.  The Company will reimburse any of the above NEOs for the 280G excise tax imposed as a result of a CIC.

Executive Severance Benefit

Each of the NEOs is also covered under a separate agreement that operates following employment termination unrelated to a CIC. Executive Severance Agreements were provided to the NEOs (and to other Company officers) in order to standardize termination benefits and provide a reasonable severance arrangement.

These Executive Severance Agreements provide for continuation of base salary for a period of time (12 months for Vice Presidents and 18 months for Executive Vice Presidents and higher), payment of a pro-rated annual incentive bonus amount during the year of termination, Company payment of COBRA health care premiums, outplacement assistance and vesting of all equity-based compensation awards held by the executive. The estimated cash costs incurred under these agreements if the Company were to terminate each of the NEOs as of December 31, 2007 are as follows:

Executive	Base Salary & Bonus (1)	COBRA Premiums & Outplacement(2)	Total Cash Cost To Company
J. Gibbs	$2,212,500	$33,378	$2,245,878
M. Jennings	$913,000	$40,730	$953,730
P. Eisman	$946,000	$40,730	$986,730
C. Bechtol	$450,000	$27,252	$477,252
J. Galvin	$420,000	$32,153	$452,153
N. Zupan	$420,000	$32,153	$452,153

(1)  Assumes executive is entitled to full year 2007 bonus at target level.
(2)  Outplacement assistance of up to $15,000 is provided per the agreement.

REQUIRED COMPENSATION TABLES

Summary Compensation Table

The following table sets forth the aggregate compensation earned by the Company’s NEOs during 2007.  For a narrative description of items contained in this Summary Compensation Table, please see sections titled “Compensation Program Components,” “Determination of Total Compensation” and “Analysis of Total Compensation” under the CD&A. These references and the footnotes below the table provide a more complete understanding of the information presented in this table.

Name and Principal Position	Year	Salary (1)	Stock Awards (3)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total
James R. Gibbs CEO	2007 2006	$885,000 $850,000	$7,014,219 $4,910,460	$579,655 $1,026,466	$0 $1,700,000	- $65,660	$261,989 $240,342	$8,770,953 $8,792,928
Michael C. Jennings EVP & CFO	2007 2006	$415,000 $389,000	$1,671,327 $877,422	$137,155 $94,851	$116,200 $326,760	- $993	$100,934 $89,976	$2,440,616 $1,778,992
W. Paul Eisman EVP / Operations (2)	2007 2006	$430,000 $313,888	$1,192,072 $408,513	$152,399 $105,393	$421,400 $336,000	$4,265 -	$97,908 $285,898	$2,298,044 $1,449,692
J. Currie Bechtol VP/General Counsel	2007 2006	$300,000 $260,000	$704,073 $1,139,848	- $194,907	$90,000 $145,600	$5,997 $17,044	$79,500 $66,865	$1,179,570 $1,824,264
Jon R. Galvin Vice President	2007 2006	$280,000 $270,000	$671,481 $469,741	$45,720 $36,822	$56,000 $189,000	$39,593 $41,548	$69,667 $68,223	$1,162,461 $1,075,334
Nancy J. Zupan VP/Controller	2007 2006	$280,000 $265,000	$714,981 $474,661	$45,720 $38,903	$112,000 $148,400	$1,736 $11,804	$56,631 $50,302	$1,211,068 $989,070

(1)	Salary amounts shown are the actual amounts paid before withholding for taxes, employee contributions to savings, pension and deferred compensation plans or other payroll deductions.
(2)	Mr. Eisman joined the Company in April 2006; his annualized salary amount for that year was $400,000.
(3)
The dollar amounts listed for Stock Awards and Option Awards represent the expense (pursuant to FAS 123(R)) recorded by the Company for Stock Awards and Option Awards that were expensed during the subject year.  The total fair values of stock and option grants made to these individuals during 2007 are listed below in the Grants of Plan Based Awards table.  Please see Note 7 to the Notes to Consolidated Financial Statements included in the Company’s 2006 and 2007 Annual Reports Filed on Form 10-K for additional disclosure about the Company’s equity-based compensation program including valuation assumptions.

(4)
The dollar amounts shown for Non-Equity Incentive Plan Compensation represent payments the Company made to each of these executives during the first quarter following the performance year under the Company’s annual incentive bonus program.  Participants in 2006 received a minimum of 30% in restricted stock (and the remainder in cash) except for Mr. Gibbs, who received 100% cash.  For 2007, each executive received a minimum of 30% of this value in restricted stock.  The amounts shown in this column reflect actual cash amounts received by the NEOs following their voluntary decisions to convert cash payments into restricted stock that vests over three years.  In 2007, the NEOs made the following voluntary elections to convert cash bonus payments to restricted stock: Mr. Gibbs (70%), Mr. Jennings (50%), Mr. Eisman (0%), Mr. Bechtol (40%), Mr. Galvin (50%) and Ms. Zupan (30%).  In 2006, Mr. Jennings and Ms. Zupan elected to convert 10% and 30%, respectively, of their annual incentive bonus payments into restricted stock that vests over three years. The amount of restricted stock received by the NEOs for these voluntary conversions was increased by 50% as compensation for illiquidity and as incentive to own the Company’s stock.  The cost of the restricted stock grants related to the 2007 bonuses will begin to be recognized by the Company beginning in 2008, and the Summary Compensation Table for fiscal 2008 will reflect these costs in the column entitled “Stock Awards.”  The restricted stock awards resulting from conversion of 2007 annual incentive payments into restricted stock will be disclosed in the Grant of Plan – Based Awards table for 2008 awards.  As of the date this proxy statement was finalized, one company in the refining peer group used to assess Frontier’s performance for the annual incentive plan had not filed its 2007 10-K.  We have therefore calculated the non-equity incentive plan payments excluding Alon USA Energy (“Alon”) from the refining peer group.  Actual Committee certification of incentive plan payouts will occur when the entire refining peer group results are available, but we do not expect the inclusion of Alon to affect the amounts presented in this column.

(5)
Amounts shown for Change in Pension Value and Nonqualified Deferred Compensation Earnings reflect executives’ “excess earnings” on Deferred Compensation Plan balances. Disclosure of such “excess earnings” is required, and this value is calculated as the amount by which actual earnings exceed pro forma earnings based on 120% of the applicable federal long-term rate (5.70%).  The Company did not subsidize or otherwise guarantee any executive’s Deferred Compensation Plan earnings. Amounts earned on the executives’ deferred compensation balances reflect gains or losses attributable to the executive’s investment directions. Additional detail on investment alternatives available within the Company’s Deferred Compensation Plan appears on pages 31.

(6)	Details of All Other Compensation are provided in the following table:

Name	Year	Company Contributions to 401(k) and Deferred Compensation Plans	Life Insurance Premiums	Club Dues	Relocation	Tax Gross-Up For Aircraft Use (b)	Total All Other Compensation
J. Gibbs	2007 2006	$221,700 $200,588	$31,525 $24,704	$8,662 $6,205	- -	$102 $8,844	$261,989 $240,342
M. Jennings	2007 2006	$75,955 $74,860	$5,852 $5,343	$17,351 $6,689	- -	$1,776 $3,083	$100,934 $89,976
P. Eisman (a)	2007 2006	$80,960 $30,467	$10,356 $5,383	$4,813 $77,048	- $171,412	$1,779 $1,589	$97,908 $285,898
C. Bechtol	2007 2006	$53,472 $49,764	$18,616 $6,903	$7,279 $8,490	- -	$133 $1,709	$79,500 $66,865
J. Galvin	2007 2006	$55,640 $56,288	$5,210 $4,776	$8,365 $7,170	- -	$452 -	$69,667 $68,223
N. Zupan	2007 2006	$43,088 $40,571	$6,123 $5,709	$7,420 $3,420	- -	- $603	$56,631 $50,302

(a)
The $77,048 paid for Mr. Eisman’s club fees in 2006 comprises a $75,000 initiation fee and $2,048 in monthly dues. The amount paid for Mr. Eisman’s relocation in 2006 includes a $49,211 gross-up for income taxes on taxable relocation benefits.

(b)
The Company provides tax gross-ups to a limit of $15,000 per year for Messrs. Gibbs, Jennings and Eisman and $10,000 per year for Mr. Bechtol, Mr. Galvin and Ms. Zupan for spousal and family travel to Company events where the family member’s attendance is deemed important by the Company but is treated as compensation to the executive under the Internal Revenue Code.

Grants of Plan-Based Awards

The following table sets forth information concerning grants made to the Company’s NEOs in 2007.  For a narrative description of items contained in the Grants of Plan-Based Awards Table, please see “Compensation Program Components” under the CD&A. This reference plus the following footnotes provide a more complete understanding of the information presented in the table.

			Estimated Possible Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Date of Comm- itee Authori- zation (1)	Thres- hold ($) (2)	Target ($) (2)	Maxi- mum ($) (2)	Threshold (#) (3)	Target (#) (3)	Maxi- mum (#) (3)	All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	Grant Date Fair Value of Stock Awards ($) (5)
J. Gibbs	2/27/07	2/27/07	$442,500	$885,000	$1,770,000	105,000	140,000	175,000	-	-
M. Jennings	2/27/07	2/27/07	$145,250	$290,500	$581,000	35,250	47,000	58,750	-	-
	3/13/07	2/27/07							7,246	$166,102
P. Eisman	2/27/07	2/27/07	$150,500	$301,000	$602,000	45,000	60,000	75,000	-	-
	3/13/07	2/27/07							4,967	$153,580
C. Bechtol	2/27/07	2/27/07	$75,000	$150,000	$300,000	16,500	22,000	27,500	-	-
	3/13/07	2/27/07							2,152	$90,967
J. Galvin	2/27/07	2/27/07	$70,000	$140,000	$280,000	10,500	14,000	17,500	-	-
	3/13/07	2/27/07							2,794	$86,390
N. Zupan	2/27/07	2/27/07	$70,000	$140,000	$280,000	13,500	18,000	22,500	-	-
	3/13/07	2/27/07							5,485	$169,596

(1)	Stock awards issued on February 27, 2007 were authorized by the Committee on the same date.

(2)
Amounts in these columns reflect 2007 awards under the Company’s annual incentive bonus program.  Actual payout under this plan was determined based on the Company’s performance against previously-established performance measures (Company net income, Return on Net Capital Employed compared to the refining peer group average and RONCE / Process Safety Achievement).  Each of the NEOs is expected to receive the maximum payout for 2007 annual incentive bonuses as a result of the Company’s success in surpassing the maximum level for the performance measures. See footnote 4 to the Summary Compensation Table on pages 26 and 27 for information regarding conversion of Non-Equity Incentive Plan Awards into restricted stock.

(3)
Share amounts shown for Estimated Future Payouts under Equity Incentive Plan Awards reflect restricted stock received by the NEOs as a result of performance stock unit grants made during 2007 under the long-term incentive plan. As with the annual incentive bonus plan, 2007 payouts for these performance stock units are expected to be made at the maximum level on two of the measures (Net Income and Return on Net Capital Employed compared to the refining peer group, which together comprise two-thirds of the units granted); payout for the third measure is not yet determinable (three-year total shareholder return vs. the refining peer group).  See footnote 4 to the Summary Compensation Table on pages 26 and 27.          .

(4)
Amounts shown in this column represent Restricted Stock awards made March 13, 2007 as a component of the NEO’s 2006 annual incentive bonus.   This stock will vest 25% March 13, 2008, 25% March 13, 2009 and 50% March 13, 2010.  All the NEOs except Mr. Gibbs were paid a minimum of 30% of the value of their 2006 annual incentive bonus in restricted stock.  Mr. Jennings and Ms. Zupan elected to have an additional 10% and 30% of their 2006 annual incentive bonuses converted to restricted stock.  As a result, Mr. Jennings and Ms. Zupan were granted an additional 2,415 and 3,291 shares, respectively, due to this voluntary conversion of cash to restricted stock, including 805 and 1,097 shares, respectively, paid by the Company as a risk premium.  See page 18.

(5)	Computed in accordance with FAS 123(R), the dollar value of these stock awards is based on the closing price for the Company’s common stock on March 13, 2007 (the grant date), $30.92 per share.

Outstanding Equity Awards at Fiscal Year-End

The following table reflects all outstanding equity awards held by the Company’s NEOs as of December 31, 2007:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price (1)(2)	Option Expiration Date (1)	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (4)(5)
J. Gibbs	36,994	110,982	-	$29.3850	4/26/11	200,950	$8,154,551	175,000	$7,101,500
M. Jennings	-	33,294	-	$29.3850	4/26/11	92,085	$3,736,809	58,750	$2,384,075
P. Eisman	12,332	36,994	-	$29.3850	4/26/11	48,990	$1,988,014	75,000	$3,043,500
C. Bechtol	4,933	14,797	-	$29.3850	4/26/11	35,444	$1,438,318	27,500	$1,115,950
J. Galvin	40,000 3,700	- 11,098	- -	$4.1625 $29.3850	2/20/08 4/26/11	48,263 -	$1,958,513 -	17,500 -	$710,150 -
N. Zupan	3,700	11,098	-	$29.3850	4/26/11	50,077	$2,032,125	22,500	$913,050

(1)	Amounts shown in these columns relate to stock options that were issued by the Company and were still outstanding as of December 31, 2007.
(2)
Options granted February 20, 2003 with an exercise price of $4.1625 vested in full as of February 20, 2006. Options granted April 26, 2006 with an exercise price of $29.3850 vested one-fourth on April 26, 2007, and will vest one-fourth on April 26, 2008 and one-half on April 26, 2009.

(3)	These amounts relate to restricted stock and restricted stock units which have been issued and are not yet vested. The following table indicates vesting of these awards by date and by individual:

Name	Vest on 1/1/08	Vest on 3/13/08	Vest on 6/30/08	Vest on 3/13/09	Vest on 6/30/09	Vest on 3/13/10	Total Unvested at 12/31/07
J. Gibbs	68,882	0	66,034	0	66,034	0	200,950
M. Jennings	41,190	3,155	19,810	4,497	19,810	3,623	92,085
P. Eisman	0	1,242	22,012	1,242	22,011	2,483	48,990
C. Bechtol	10,130	4,772	8,804	1,858	8,804	1,076	35,444
J. Galvin	14,610	16,448	6,603	2,602	6,603	1,397	48,263
N. Zupan	11,354	16,962	6,603	5,813	6,603	2,742	50,077

(4)	Dollar values shown are calculated using the Company’s closing stock price on December 31, 2007 of $40.58 per share.
(5)
Dollar values and numbers of shares indicate the maximum shares payable in relation to performance stock units granted during 2007.  Following certification of performance attainment by the Committee, the Company expects to issue restricted stock for these awards in March 2008 for two of the three performance measures, representing 2/3rds of the subject shares.  The final performance measure will be assessed at the end of its performance period, which terminates December 31, 2009.  Of the restricted stock issued for the first two performance measures, vesting will occur 1/3rd June 30, 2008, 1/3rd June 30, 2009 and 1/3rd June 30, 2010.  See footnote 2 on page 19.

Option Exercises and Stock Vested During 2007

The following table reflects the stock options exercised and shares vested during 2007 for the NEOs:

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise (#) (1)	Value Realized On Exercise (2)	Number of Shares Acquired On Vesting (#)	Value Realized On Vesting (3)
J Gibbs	-	-	79,102	$3,274,899
M. Jennings	11,098	$162,519	21,153	$908,609
P. Eisman	-	-	22,012	$963,465
C. Bechtol	20,000	$800,750	11,738	$475,349
J. Galvin	-	-	18,732	$658,429
N. Zupan	66,000	$2,134,737	18,704	$658,430

(1)
Amounts reflect the gross number of stock option shares exercised, not reduced by the number of any shares tendered to the Company in return for payment of withholding tax or exercise price on behalf of the NEO.

(2)
Value Realized on Exercise reflects the value received by the executive net of the exercise price paid by the executive to the Company. If the executive sold the shares on the day of exercise, the values presented are actual amounts received though the sale. Otherwise, the values reflect the closing price of the Company’s stock on the date of exercise.

(3)	Dollar amounts shown in this column represent the value of Stock Awards that vested during the year; these are calculated using the closing price of the Company’s stock on the vesting date.

Pension Benefits

The Company does not sponsor a defined benefit pension plan that provides benefits to any of the NEOs.

The Company provides NEOs (and all salaried employees) with two forms of retirement benefit. First, the Company makes matching contributions to employee 401(k) accounts up to 6% of the individual employee’s annual salary and bonus compensation. Second, the Company makes discretionary quarterly contributions to defined contribution pension accounts -- the Company’s 2007 pension contribution equaled 6% of each participating employee’s salary and bonus compensation.  For each of the NEOs in 2007, Company contributions in excess of the IRS’s 401(k) limits were made to the Deferred Compensation Plan described below.

Non-Qualified Deferred Compensation

The following table reflects contributions to, and year-end balances of, the Company’s Deferred Compensation Plan for the NEOs in 2007:

Name	Executive Contributions In the Last FY	Registrant Contributions In the Last FY (1)	Aggregate Earnings In the Last FY (2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at the Last FYE
J. Gibbs	$53,100	$197,635	$14,165	-	$809,257
M. Jennings	$37,555	$51,880	$1,430	-	$167,559
P. Eisman	$41,660	$56,885	$8,933	-	$140,108
C. Bechtol	$15,000	$29,397	$20,280	-	$293,070
J. Galvin	$14,000	$31,565	$60,000	-	$440,813
N. Zupan	$7,700	$19,013	$7,374	-	$119,645

(1)	All amounts reported in this column were included in the Summary Compensation as annual compensation for the NEOs.
(2)
Deferred compensation plan investment earnings in excess of 1.20 times the Applicable Long-Term Federal Rate were reflected as compensation in the Summary Compensation Table for the following NEOs: $4,265 for Mr. Eisman, $5,997 for Mr. Bechtol, $39,593 for Mr. Galvin, and $1,736 for Ms. Zupan.  Investment earnings for Messrs. Gibbs and Jennings did not exceed 1.20 times the Applicable Long-Term Federal Rate (5.70%).

The Frontier Deferred Compensation Plan is a non-qualified plan (i.e. not qualified under Section 401 of the Internal Revenue Code). This plan provides eligible employees (and directors) with the potential to defer salary and bonus compensation. It also functions as a spill-over plan allowing key employees to defer tax on income in excess of IRS limits on 401(k) contributions. Federal and state income taxes are generally not payable on income deferred into this plan until the subject cash is withdrawn from the plan. Employer contributions to this plan are considered FICA wages and payroll taxes are collected accordingly. Eligibility in the plan is determined by the Committee and generally includes the officers of the Company and its subsidiaries as well as the independent directors.

Eligible executives may make salary deferral contributions between 1% and 50% of annual salary and may also defer up to 100% of annual incentive bonus awards. Executives contributing to the Deferred Compensation Plan are eligible to receive a quarterly matching contribution up to 6% of their elective deferral once their eligible compensation exceeds the IRS 401(k) contribution limits. In addition, the executives are eligible for a quarterly pension contribution from the Company of up to 6% of their eligible compensation (that amount in excess of IRS 401(k) compensation limits). In order to receive the Company match and/or pension contribution, eligible executives must be employed by Frontier on the last day of the calendar quarter unless they are terminated, die, become disabled or retire.

Participating executives and directors have full discretion over how their contributions are invested within the Deferred Compensation Plan. The Company does not provide a subsidized return on any funds invested in this plan nor does the Company guarantee the executives’ investment returns on these funds. Fidelity Investments is the independent Plan Trustee and Investment Manager. As of December 31, 2007, participants had the ability to direct contributions into all mutual funds within the Fidelity family of funds, and, approximately 30 of the mutual funds were utilized. The Deferred Compensation Plan is structured as a Rabbi Trust.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has submitted the following report for inclusion in the Proxy Statement.

Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in the Proxy Statement with management. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement.

Members of the Compensation Committee:

Douglas Y. Bech, Chairman
Paul B. Loyd, Jr.
Michael E. Rose

February 27, 2008

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth securities authorized for issuance under the Company’s equity compensation plan as of December 31, 2007:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) ( c )
Equity compensation plan approved by security holders - OICP	624,591	$22.4021	6,187,352
Equity compensation plans not approved by security holders	-	-	-
Total	624,591	$22.4021	6,187,352

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Although the Company does not have any formal policy for the review of related party transactions, the Nominating & Corporate Governance Committee and the Audit Committee generally review and approve all transactions or series of related financial transactions, arrangements or relationships between the Company and any related party, including those that involve an amount that exceeds $120,000.  The Company reviews both its own financial records and the answers provided by its officers and directors on their annual officer and director questionnaires to gather information concerning related party transactions that may require disclosure in the proxy statement, specifically including any that exceed $120,000.

Mr. Michael Rose, a non-employee director, purchased $120,000 of the Company’s publicly traded debt in the open market in 2007.

COMMITTEE CHARTERS, CODE OF BUSINESS CONDUCT AND ETHICS AND CORPORATE GOVERNANCE GUIDELINES

The Company has adopted a Code of Business Conduct and Ethics and Corporate Governance Guidelines.  A copy of the Code of Business Conduct and Ethics, the Corporate Governance Guidelines and the charters of the Audit Committee, Nominating & Corporate Governance Committee, and Compensation Committee of the Company’s Board of Directors, all of which have been adopted by the Company’s Board of Directors, can be found in the investor relations section of our website at www.frontieroil.com.  In addition, each of these items is available in print from the Company to any shareholder.  Requests for printed copies should be sent to the Company at the following address:  Investor Relations Department, Frontier Oil Corporation, 10000 Memorial Drive, Suite 600, Houston, Texas 77024-3411.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee are Messrs. Bech, Loyd and Rose.  No member of the Compensation Committee of the Board of Directors of the Company was, during 2007, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries or had any relationships requiring disclosure by the Company.

During 2007, no executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee of the Board of Directors, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Company, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of common stock of the Company. Officers, directors and greater than 10-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on review of the Company’s copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10-percent beneficial owners were complied with except in the case of 30,000 shares that were sold by Ms. Zupan on June 22, 2007.  A Form 4 disclosing the sale was filed late on June 27, 2007.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be included in the Proxy Statement relating to the Company’s 2009 Annual Meeting of Shareholders (the “2009 Annual Meeting”) pursuant to Rule 14a-8 under the 1934 Act (“Rule 14a-8”) must be received by the Company no later than November 18, 2008 and must otherwise comply with the requirements of Rule 14a-8.

Proposals of shareholders submitted for consideration at the Company’s 2009 Annual Meeting (outside of the Rule 14a-8 process), in accordance with the Company’s bylaws, must be received by the Company by the later of 60 days before the 2009 Annual Meeting or 10 days after notice of such meeting is first published.  If such timely notice of a proposal is not given, the proposal may not be brought before the 2009 Annual Meeting.

In order to provide the Company’s shareholders and other interested parties with a direct and open line of communication to the Board of Directors, the Board of Directors has adopted the following procedures for communications to directors:

Any communications to directors of the Company should be mailed to the following address: Investor Relations Department, Frontier Oil Corporation, 10000 Memorial Drive, Suite 600, Houston, Texas 77024-3411.  All such communications will be reviewed initially by the Company’s Investor Relations Department.  The Investor Relations Department will relay all such communications to the appropriate director or directors, unless the Investor Relations Department determines that the communication:  does not relate to the business or affairs of the Company or the functioning or constitution of the Board of Directors or any of its committees; relates to routine or insignificant matters that do not warrant the attention of the Board of Directors; is an advertisement or other commercial solicitation or communication; is frivolous or offensive; or is otherwise not appropriate for delivery to directors.  The Company’s Investor Relations Department will retain copies of all communications received pursuant to these procedures for a period of at least one year.

The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one or more of its committees and whether any response to the person sending the communication is appropriate.  Any such response will be made through the Company’s Investor Relations Department and only in accordance with the Company’s policies and procedures and applicable law and regulations relating to the disclosure of information.

MISCELLANEOUS

All information contained in this Proxy Statement relating to the occupations, affiliations and securities holdings of directors and officers of the Company and their relationship and transactions with the Company is based upon information received from directors and officers.  All information relating to any beneficial owner of more than 5% of the Company’s common stock is based upon information contained in reports filed by such owner with the SEC.

By Order of the Board of Directors,

J. Currie Bechtol
Vice President-General Counsel & Secretary

March 18, 2008
Houston, Texas

 ANNEX A

New York Stock Exchange director independence standards include the following:

(i)
A director who is an employee, or whose immediate family member (defined below) is an executive officer, of the Company is not “independent” until three years after the end of such employment relationship.

(ii)
A director who receives, or whose immediate family member receives, more than $100,000 in any 12-month period in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not “independent” until three years after receiving more than $100,000 in such compensation in a 12-month period.

(iii)
A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company is not “independent” until three years after the end of the affiliation or the employment or auditing relationship.

(iv)
A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee is not “independent” until three years after the end of such service or the employment relationship.

(v)
A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold.

An “executive officer” means any person that would be an “officer” within the meaning of Rule 16(a)-1(f) under the Securities Exchange Act of 1934, as amended.

An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

No director qualifies as “independent” unless the board of directors affirmatively determines that the director has no material relationship with the Company, either directly or as a partner, shareholder or affiliate of an organization that has a relationship with the Company.

PROXY CARD SAMPLE

FRONTIER OIL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, April 22, 2008
9:00 a.m.

Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002

FRONTIER
OIL CORPORATION

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 22, 2008.

If no choice is specified, the proxy will be voted "FOR" Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint James R. Gibbs and Michael C. Jennings, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of directors:

01 James R. Gibbs
02 Douglas Y. Bech
03 G. Clyde Buck
04 T. Michael Dossey
05 James H. Lee
06 Paul B. Loyd, Jr.
07 Michael E. Rose

☐ Vote FOR all nominees (except as marked)   ☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:

Date ____________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.